Exhibit 10.1
CONFIDENTIAL RELEASE AND SEPARATION AGREEMENT
This Confidential Release and Separation Agreement (“Agreement”) is made by and between Steven Ryder, M.D. (“Employee” or “you”), on behalf of yourself and your agents, assignees, heirs, executors, administrators, beneficiaries, trustees, legal representatives and assigns (collectively “Employee Parties”), and Rallybio Corporation, its subsidiaries, parents, affiliates, divisions and related entities (the “Company”), on behalf of its and their successors, predecessors, assigns, present or former directors, officers, executives, agents, attorneys, shareholders, fiduciaries or employees or any person acting on behalf of any of them (collectively, the “Company Released Parties”).
WHEREAS, you were employed by the Company; and
WHEREAS, the Company conducted a reduction in force in connection with entering into the Merger Agreement (as defined below), which reduction resulted in the termination of your employment with the Company; and
WHEREAS, you and the Company wish to enter into this Agreement to fully resolve any actual or potential claims, including without limitation claims arising out of your employment with and/or separation from the Company;
NOW, THEREFORE, in consideration of the promises and mutual covenants set forth herein, Employee and the Company agree as follows:
1.    End of Employment. Your employment with the Company ended effective [ ] (the “Separation Date”). Regardless of whether you sign this Agreement, you will be paid your base salary through the Separation Date. You acknowledge that (a) with the receipt of your final paycheck, you will have received all compensation and benefits that were due to you through the Separation Date as a result of services performed for the Company, except as provided in this Agreement; and (b) you have reported to the Company any and all work-related injuries incurred during your employment.
2.    Status of Employee Benefits; Equity Awards; Exercisability of Stock Options.
(a)    Except for any right you may have to continue your participation and that of your eligible dependents in the Company’s medical, dental, and vision plans under the federal law known as “COBRA” or similar applicable law (together, “COBRA”), and except as provided for in Section 3(b) or Section 3(d) of this Agreement, your participation in all employee benefit plans of the Company ended as of the Separation Date, in accordance with the terms of those plans. You acknowledge that you have not continued to earn paid time off or other similar benefits after the Separation Date. You will receive information about your COBRA continuation rights under separate cover.
(b)    Your rights and obligations with respect to any restricted stock, stock options and other equity or equity-based awards granted to you by the Company which were outstanding as of the Separation Date shall be governed by the applicable equity incentive plan and the award agreement evidencing such award, subject to Section 3(d) below.

3.    Consideration. In exchange for your execution of and compliance with this Agreement, and provided that you do not revoke this Agreement as set forth in Section 19, the Company will provide you with the benefits set forth below in this Section 3.
(a)     Severance Pay. The Company will pay you severance pay in an amount equal to twelve (12) months of your base salary as of your Separation Date, which amount will be paid to you in installments on the Company’s regular payroll dates beginning with the first practicable payroll date following the Effective Date (defined in Section 19).
(b)    COBRA. Provided that you make an effective and timely election to continue your participation in the Company’s group health insurance plans pursuant to COBRA, the Company will contribute to the premium costs of your monthly COBRA continuation coverage, including your portion of the COBRA premium costs, at the same rate that it contributes from time to time to group medical, dental and/or vision insurance premiums (as applicable) for its active employees until the earliest of (i) twelve (12) months following the Separation Date, (ii) the date that you and your eligible dependents cease to be eligible for such COBRA coverage and (iii) the date on which you obtain health coverage from another employer, payable beginning with the first payroll date following the Effective Date (defined in Section 19).
(c)    Outplacement Services. You will be provided outplacement services through an outplacement service provider selected by the Company. You will not be entitled to the cost of outplacement services if you choose not to elect them or if you do not elect the outplacement services in a timely manner.
(d)    Change in Control. Upon the consummation of the transactions contemplated by the certain Agreement and Plan of Merger (the “Merger Agreement”), dated as of March 1, 2026, by and among the Company, Farmington Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of the Company, and Candid Therapeutics, Inc., a Delaware corporation, in lieu of the amounts set forth in subsections (a) and (b) above, you shall be entitled to the amounts set forth in subsections (i) and (ii) below (it being understood that any amounts paid under subsections (a) and (b) above shall count against the amounts payable under subsections (i) and (ii) below so that there is no double counting of the same monthly amount):
(i)    Severance Pay. The Company will pay you severance pay in an amount equal to one and one half (1.5) times the sum of your base salary and your target annual base salary as of the Separation Date, which amount will be paid to you in installments on the Company’s regular payroll dates.
(ii)    COBRA. Provided that you make an effective and timely election to continue your participation in the Company’s group health insurance plans pursuant to COBRA, the Company will contribute to the premium costs of your monthly COBRA continuation coverage, including your portion of the COBRA premium costs, at the same rate that it contributes from time to time to group medical, dental and/or vision insurance premiums (as applicable) for its active employees until the earliest of (i) eighteen (18) months following the Separation Date, (ii) the date that you and your eligible dependents cease to be eligible for such COBRA coverage and (iii) the date on which you obtain health coverage from another employer.

(iii)    Equity Awards. Any restricted stock, stock options and other equity or equity-based awards granted to you by the Company which were outstanding as of the Separation Date shall remain outstanding and eligible to vest in accordance with the terms of the Merger Agreement, with any stock options granted to you that were vested and unexercised as of the Separation Date and any stock options that become vested under the terms of the Merger Agreement remaining exercisable until ninety (90) days following the closing of the transactions contemplated by the Merger Agreement; (or, if earlier, until the original expiration date of such stock option). You acknowledge and agree that, by reason of the extension of the post-termination exercise period described in the foregoing sentence, any stock option held by you that is intended to qualify as an incentive stock option under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”) will be treated as a non-qualified stock option. Nothing herein, however, constitutes tax advice to you and you are urged to consult your own independent tax advisors regarding the tax treatment of any equity awards that you hold.
(d)    Withholding Taxes. All payments made by the Company under this Agreement shall be reduced by any tax or other amounts required to be withheld by the Company under applicable law and all other lawful deductions authorized by you.
4.    Non-Admission. The Company’s offer of this Agreement to you and any payments made under this Agreement do not constitute an admission by the Company that you have any claim of any kind against the Company or that the Company admits to any liability.
5.    Release.
(a)In exchange for the consideration described in Section 3 of this Agreement, and provided that you do not revoke this Agreement as set forth in Section 19, you and the Employee Parties agree to release the Company and the Company Released Parties from all known and unknown claims of any type through the date you execute this Agreement, including without limitation, any known or unknown claims arising out of anything having to do with your employment with the Company or the end of your employment. This means that you and the Employee Parties give up these claims to the fullest extent permitted by law, including without limitation:

i.claims for any pay, compensation or benefits, bonuses, commissions, incentive pay, paid or unpaid leave or time off, salary, separation or severance pay or benefits, wages, unpaid accrued vacation or other paid time off, overtime, unvested equity, or any other form of compensation whatsoever (including penalties for non-payment), costs, damages, interest, expenses or insurance;
ii.claims concerning any express or implied employment contracts, covenants or duties;
iii.claims for defamation; detrimental reliance; fraud; impairment/loss of business/economic opportunity; insufficiency of termination notice; intentional/negligent infliction of emotional distress; interference with contractual or legal rights; invasion of privacy; loss of consortium; misrepresentation; negligence including negligent hiring/retention/supervision; personal injury; premises liability; promissory estoppel; public policy violation; retaliatory discharge; tortious interference; posting requirement violations; records access violations; wrongful termination; or any other federal, state, local or common law claims;
iv.claims of discrimination based on age, ancestry, benefit entitlement, color, concerted activity, disability, failure to accommodate, gender, gender identity or expression, genetics, harassment, income source, leave rights, marital status, military status, national origin, parental status, perception of a protected characteristic, political affiliation, race, religion, retaliation, sex, sexual orientation, union activity, veteran status or other legally protected status; claims that any payment under this Agreement was affected by any such discrimination; or any other claims under Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1866; the Civil Rights Act of 1991; the Equal Pay Act of 1963; the Age Discrimination in Employment Act (“ADEA”) and the Older Workers Benefit Protection Act; the Americans with Disabilities Act; the Family and Medical Leave Act; the Employee Retirement Income Security Act; the Sarbanes-Oxley Act of 2002; or the False Claims Act; each as amended;
v.claims arising under state or local law, including, but not limited to, the Connecticut Fair Employment Practices Act, Conn. Gen. Stat. §§ 46a-51 et seq.; the Connecticut Human Rights and Opportunities Act, Conn. Gen. Stat. § 46a-60; the Connecticut Equal Pay Law, Conn. Gen. Stat. § 31-75; and the Connecticut Family and Medical Leave Law, Conn. Gen. Stat. §§ 31-51kk et seq, each as amended; and
vi.any right to be or remain a member of any class or collective action against the Company or the Company Released Parties.
You acknowledge and agree that, as a condition of this Agreement, you and the Employee Parties expressly release all rights and claims against the Company or the Company Released Parties that you know about, as well as those you may not know about. For the purpose of implementing a full and complete release and discharge of the Company, the Company Released Parties, and others released herein, you expressly acknowledge that this Agreement is intended to include and does include in its effect, without limitation, all claims which you do not know or suspect to exist, and that this Agreement contemplates the extinguishment of any such claim or claims, except to the extent precluded by federal, state or local statutes.
(b)Notwithstanding any other provision of this Agreement, nothing contained herein is intended to prohibit or restrict Employee in any way from: (i) making any disclosure of information required by law or requested by any regulatory agency; (ii) exercising Employee’s rights under the OWBPA to challenge the validity of Employee’s waiver of claims arising under the ADEA as set forth in subparagraph (a), above; (iii) pursuing claims which by law cannot be waived or subject to a general release of this kind, such as claims for unemployment or workers’ compensation benefits; (iv) bringing appropriate proceedings to enforce this Agreement; (v) exercising Employee’s rights to indemnification under any agreement with the Company or its affiliates or under the Company’s organizational documents or exercising Employee’s rights under any directors and officers insurance or similar policy; or (vi) providing information to, filing a charge with, or testifying or otherwise assisting in any investigation or proceeding brought by, any federal or state agency, including, without limitation, the Equal Employment Opportunity Commission (“EEOC”) or any state equivalent agency; the Securities and Exchange Commission; the Department of Justice; the Congress; any agency Inspector General; or the Company’s legal, compliance or human resources officers. However, to the fullest extent permitted by applicable law, Employee hereby waives any right to recover any monetary damages in connection with a charge or proceeding brought by Employee or through any action brought by a third party with the EEOC or any state equivalent agency with respect to the claims released and waived in this Agreement, other than with respect to any “whistleblower”-type claim. Employee acknowledges that as of the date Employee signs this Agreement, Employee has not filed or caused to be filed any lawsuits, claims, complaints, actions, proceedings or arbitrations in any form or forum against the Company or any of the Company Released Parties.
(c)In accordance with the requirements of the OWBPA, the Company has also provided you, as Appendix A to this Agreement, a list of the job titles and ages or all employees in your decisional unit (as described therein) who have been selected for layoff and are eligible for severance benefits at this time, together with the job classifications and ages of all individuals in your decisional unit who have not been selected for layoff and therefore are not eligible for severance benefits at this time.
6.    Disclosure. In addition to the foregoing, and in further exchange for the consideration described in Section 3 of this Agreement, you specifically represent and warrant that as of the date that you execute this Agreement, either you (i) have disclosed to the Company’s General Counsel or to another member of the Company’s internal Legal Department in writing any matter that you know, suspect or have reason to know or suspect could constitute an actual or potential violation of the Company’s Code of Business Conduct and Ethics, or similar code of business conduct and ethics, or of any internal or external legal, regulatory or compliance requirement applicable to the Company in any jurisdiction in which it does business, or (ii) have no information concerning any such matter.
7.    Promise Not to Sue. Without limiting your rights under Section 13 of this Agreement, you promise not to sue the Company or any Company Released Party for any claims covered by Section 5 of this Agreement, and not excluded by any other section of this Agreement. This promise not to sue is separate from and in addition to your promises in Section 5 of this Agreement.
8.         Confidential Terms.  You agree that, except as required by applicable federal, state, or local law, you will keep all of the terms of this Agreement strictly confidential, including the amount of the payment provided to you under this Agreement and the fact of this Agreement (“Confidential Terms”).  Subject to the second and third sentences of Section 13 of this Agreement, you will not disclose these Confidential Terms to anyone except your immediate family members and your legal/financial advisors, except to the extent required to comply with or enforce this Agreement, or as required to comply with:  a subpoena, a court order, the submission of information to tax or unemployment authorities, or another similar legal process.  If you disclose Confidential Terms to immediate family members or legal/financial advisors, then each such person is bound by this provision, and a disclosure by any of them will be considered a disclosure by you.  You further represent that prior to executing this Agreement, you have not disclosed its terms in a manner inconsistent with this confidentiality provision. Nothing in this Agreement will be construed to prohibit Employee from engaging in protected concerted activity under the NLRA, if applicable.
9.    Nondisparagement. Subject to Employee’s rights pursuant to Section 5(b) and the second and third sentences of Section 13 of this Agreement, you agree not to make comments injurious to the reputation of the Company or the Company Released Parties or otherwise disparage the Company or the Company Released Parties. Any disclosure by you in good faith in connection with any legal proceedings between you and the Company, in response to legal process, required governmental testimony or filings, or administrative or arbitral proceedings (including, without limitation, depositions in connection with such proceedings) shall not be deemed to violate this Section 9.
10.    Continuing Obligations. You acknowledge and agree that the restrictive covenants in the Confidential Information, Non-Competition and Invention Assignment Agreement which you signed in connection with your employment (collectively, the “Continuing Obligations”), survive your separation from the Company and remain in full force and effect, subject to the second and third sentences of Section 13 of this Agreement. Without limiting your obligations under the Continuing Obligations, you agree to comply with the covenants listed below following the Separation Date.
11.     Return of Company Property. You agree that you have returned or will return immediately, all property belonging to the Company, including, but not limited to, any Company-provided laptops, computers, cell phones, wireless electronic mail devices or other equipment, or any property belonging to the Company and any Company documents. You also agree to disclose to the Company all passwords necessary or desirable to obtain access to, or that would assist in obtaining access to, any information which you have password-protected on any computer equipment, network or system of the Company. By your signature below, you warrant and representation that you have conducted a thorough search for Company property in all such electronic document storage accounts and electronic devices, as well as all files and hard copy documents in your possession, custody, or control.
12.    Cooperation. You agree to cooperate with, and assist, the Company to ensure a smooth transition of your work responsibilities. At any time following the Separation Date, you will provide such information as the Company may reasonably request with respect to any Company-related transaction or other matter in which you were involved in any way while employed by the Company. You further agree to assist and cooperate with the Company in connection with the defense, prosecution, government investigation, or internal investigation of any claim or matter that may be made against, concerning, or by the Company. Such assistance and cooperation shall include timely, comprehensive, and truthful disclosure of all relevant facts known to you, including through in-person interview(s) with the Company’s internal Legal Department or outside counsel for the Company. You shall be entitled to reimbursement for all properly documented expenses incurred in connection with rendering services under this Section, including, but not limited to, reimbursement for all reasonable travel, lodging, and meal expenses.
13.    Non-Interference with Rights. The Release set forth in Section 5 of this Agreement excludes any claims for breach of this Agreement, claims challenging the enforceability of this Agreement under the ADEA, and claims which cannot be waived by law, such as claims for unemployment or worker’s compensation benefits, or claims for vested/earned benefits under ERISA-covered employee benefit plans. Further, you understand, agree and acknowledge that nothing contained in this Agreement, including but not limited to Sections 5 (Release), 6 (Disclosure), 7 (Promise Not to Sue), 8 (Confidential Terms), 9 (Nondisparagement), 10 (Continuing Obligations), 11 (Return of Company Property), 12 (Cooperation), will prevent, prohibit or restrict you from reporting possible violations of any law or regulation to, making disclosures to, and/or participating or cooperating in any investigation or proceeding conducted by the National Labor Relations Board (“NLRB”), the EEOC, the U.S. Department of Labor, the Securities and Exchange Commission, and/or any other governmental agency or entity charged with the enforcement of any laws, or from exercising rights under Section 7 of the National Labor Relations Act to engage in joint activity with other employees, except that you acknowledge that, to the maximum extent permitted by law, you are waiving your right to recover any benefits, including without limitation monetary damages, in connection with any such claim, charge or proceeding brought against the Company, regardless of who filed or initiated any such complaint or charge and/or in what forum such complaint or charge is brought in. Notwithstanding any other provision in this Agreement, you are not required to seek authorization from the Company or to notify the Company before making any such report or disclosure, or before participating or cooperating in any investigation or proceeding. You acknowledge that you have been notified in accordance with the Defend Trade Secrets Act of 2016, 18 U.S.C. § 1833(b), that you will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. You further acknowledge that you have been notified that if you file a lawsuit for retaliation against the Company for reporting a suspected violation of law, you may disclose the Company’s trade secrets with your attorney and use the trade secret information related to that suspected violation of law in the court proceeding if you: (a) file any document containing the trade secret under seal; and (b) do not disclose the trade secret, except pursuant to court order. Notwithstanding this immunity from liability, you may be held liable if you unlawfully access trade secrets by unauthorized means.
14.    Remedies. You agree that if you are found to have violated this Agreement, you will pay the Company’s reasonable attorneys’ fees, court costs and other expenses to enforce this Agreement, in addition to any other available relief. Without limiting the foregoing, you further acknowledge and agree that, if you violate the terms of this Agreement by, without limitation, violating the covenants in Sections 5 (Release), 6 (Disclosure), 7 (Promise Not to Sue), 8 (Confidential Terms), 9 (Nondisparagement), 10 (Continuing Obligations), 11 (Return of Company Property), or 12 (Cooperation), the Company may (a) recapture the value of any proceeds from the exercise or sale of equity awards that were unvested as of the Separation Date, (b) require you to return all but $100.00 of the payments and benefits provided to you under this Agreement, and (c) suspend payment of any further payments and benefits provided to you under this Agreement. Nothing herein shall limit your rights under Section 13 of this Agreement.
15.    Choice of Law and Forum. This Agreement shall be governed by and construed under the laws of the State of Connecticut, without regard to its conflicts of law rules. You and the Company hereby consent to the jurisdiction of the federal and state courts located in the State of Connecticut to resolve any disputes arising out of the interpretation or administration of this Agreement.
16.    Successors. This Agreement shall be binding upon and inure to the benefit of you and the Employee Parties, the Company, the Company Released Parties, and their respective heirs,

representatives, executors, administrators, successors, insurers, and assigns, and shall inure to the benefit of each and all of them.
17.    Severability. The provisions of this Agreement are severable, and if any part of it is found to be unenforceable or invalid, the other Sections shall remain fully valid and enforceable.
18.    Representations. You acknowledge and agree that:
(a)you are advised, and by being given a copy of this Agreement and the enclosed Appendix A, have been advised to consult with an attorney of your own choice, and you have been given the opportunity to do so prior to signing this Agreement;
(b)you have not been promised anything besides what is in this Agreement;
(c)the payments and benefits described in this Agreement exceeds the amount that you otherwise would receive at the end of your employment with the Company and provides adequate and sufficient consideration to support this Agreement;
(d)you have reviewed this Agreement and are signing this Agreement knowingly and voluntarily;
(e)you have not been coerced or threatened into signing this Agreement;
(f)you do not have any pending court or administrative complaint or action against the Company;
(g)you were not required to waive any attorneys’ fees as a condition of this Agreement; and
(h)    this Agreement can only be modified in a written document signed by both you and the Company.
19.    Time Periods. You are given forty-five (45) days from the date you receive this Agreement to consider it before executing it (“Consideration Period”). You may sign this agreement any time after your Separation Date and before the close of business on the final day of the Consideration Period. If you sign this Agreement prior to the end of the Consideration Period, your signature constitutes a voluntary waiver of this Consideration Period. You agree with the Company that changes to this Agreement, whether material or immaterial, do not restart the running of the Consideration Period.
You will have seven (7) calendar days after you sign this Agreement to revoke it (“Revocation Period”) by providing written notice to the Company during the Revocation Period. Any revocation must be made in writing, postmarked no later than the close of business on the 7th day of the Revocation Period and addressed to:
            Danielle Camputaro
            Human Resources

            Rallybio Corporation
            234 Church Street, Suite 1020
            New Haven, CT 06510
This Agreement will not become effective or enforceable until the Revocation Period has expired (“Effective Date”). If you do not revoke this Agreement, you will be entitled to the extension of the post-termination exercise period of any stock options held by you as set forth in Section 2(b) of this Agreement and receive the consideration described in Section 3 of this Agreement.
Notwithstanding anything to the contrary in this Agreement, if the Consideration Period or the Revocation Period spans two calendar years, any payments to which you become entitled under this Agreement following the Effective Date will be paid in the second calendar year to the extent such payments constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code (“IRC §409A”).
20.    Section 409A. This Agreement is intended to comply with the applicable requirements of IRC §409A and shall be construed accordingly. All references in this Agreement to termination of employment, a termination, retirement, cessation of employment, separation from service, and correlative terms, that result in the payment or vesting of any amounts or benefits that constitute “nonqualified deferred compensation” within the meaning of IRC §409A shall be construed to require a Separation from Service (as defined below), and the date of such termination in any such case shall be construed to mean the date of the Separation from Service. Each of the payments required to be made under this Agreement shall be treated as a separate payment and the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments for purposes of IRC §409A. If you are a Specified Employee (as defined below) on the Separation Date, if any payment hereunder that is payable by reason of the termination of your employment constitutes “nonqualified deferred compensation” subject to IRC §409A and would otherwise have been required to be paid during the six (6)-month period following such termination of employment, it shall instead be delayed and paid, without interest, in a lump sum on the date that is six (6) months and one (1) day after your termination of employment (or, if earlier, the date of your death). You are solely responsible for any tax penalties that may be imposed on you as a result of IRC §409A. In no event shall the Company have any liability relating to the failure or alleged failure of any payment or benefit under this Agreement to comply with, or be exempt from, the requirements of IRC §409A. For purposes of the foregoing:
    “Separation from Service” shall mean a “separation from service” (as that term is defined at Section 1.409A-1(h) of the Treasury Regulations under IRC §409A after giving effect to the presumptions contained therein) from the Company and from all other corporations and trades or businesses, if any, that would be treated as a single “service recipient” with the Company under Section 1.409A-1(h)(3) of such Treasury Regulations. The Board of Directors of Rallybio Corporation (the “Board”) or the Compensation Committee thereof (the “Committee”) may, but need not, elect in writing, subject to the applicable limitations under IRC §409A, any of the special elective rules prescribed in Section 1.409A-1(h) of the Treasury Regulations for purposes of determining whether a “separation from service” has occurred. Any such written election shall be deemed part of this Agreement; and

“Specified Employee” shall mean an individual determined by the Board, the Committee, or their delegate, to be a specified employee as defined in subsection (a)(2)(B)(i) of IRC §409A. The Committee may, but need not, elect in writing, subject to the applicable limitations under IRC §409A, any of the special elective rules prescribed in Section 1.409A-1(i) of the Treasury Regulations for purposes of determining “specified employee” status. Any such written election shall be deemed part of this Agreement.
21.    Entire Agreement. This Agreement and its exhibits (if any) set forth the entire agreement between the parties. You are not relying on any other agreements or oral representations not fully addressed in this Agreement. Any prior agreements between or directly involving you and the Company are superseded by this Agreement, provided however, that this Agreement shall not in any way affect, modify, or nullify any prior agreement that you entered into with the Company regarding confidentiality, trade secrets, inventions, or unfair competition, including, without limitations, the Continuing Obligations referenced in Section 10, and in the event of any conflict between this Agreement and any such prior agreement, the agreements will be interpreted to provide the Company with cumulative rights and remedies such that the terms most protective of the Company are enforced. Further, and for the avoidance of doubt, to the extent of any conflict between the terms of this Agreement and any other document concerning severance benefits, the provisions of this Agreement shall prevail. The headings in this Agreement are provided for reference only and shall not affect the substance of this Agreement.
22.    Execution. This Agreement may be executed in two or more counterparts, including by electronic delivery, each of which shall be deemed an original, and together, all of which shall constitute one original document. Original signatures that are transmitted by fax or electronic mail shall be considered original signatures under this Agreement. This Agreement is and shall be deemed to be executed under seal.
    INTENDING TO BE BOUND, the undersigned have executed this Agreement under seal as of the date written below.

/s/ Steven Ryder Date: March 31, 2026
Employee Signature

RALLYBIO CORPORATION

/s/ Stephen Uden Date: April 8, 2026
By: Stephen Uden, M.D.
Chief Executive Officer